Exhibit 3.2

Purported Amendments to the Amended and Restated Bylaws of Viacom Inc.

The following language is to be added at the end of Article III, Section 8 of the Bylaws:

“Notwithstanding the foregoing, the affirmative vote of all the directors then in office shall be required to approve any of the following:

(1)     Any sale, issuance, transfer, redemption, lien, encumbrance or other disposition (including, without limitation, by way of recapitalization, reclassification, dividend, distribution, merger, consolidation or otherwise) of (i) any shares of capital stock or ownership interest of Paramount Pictures Corporation (“Paramount”), (ii) any shares of capital stock or ownership interest of any direct or indirect subsidiary of Paramount (each, a “Paramount Subsidiary”), (iii) any shares of capital stock or ownership interest of any direct or indirect subsidiary of the Corporation that conducts any business supporting, servicing or otherwise utilized in the conduct of business of Paramount or any Paramount Subsidiary, including, without limitation, as a lender or a borrower or as a guarantor of any obligation or indebtedness (each a “Related Entity”; each of Paramount, any Paramount Subsidiary and any Related Entity, individually, a “Paramount Entity”) or (iv) any options, warrants, convertible securities or other rights to purchase or acquire or encumber any shares of such capital stock or ownership interest of any Paramount Entity; or

(2)     Any sale, transfer, license, lien, encumbrance or other disposition of the material assets or businesses of any Paramount Entity other than in the ordinary course of business consistent with past practice; or

(3)     The entry by any Paramount Entity into any partnership, limited partnership or joint venture; or

(4)     The entry by the Corporation or any direct or indirect subsidiary thereof into any contract, joint venture, agreement, guarantee, commitment or understanding, whether or not legally binding or enforceable, to effect or consummate, or otherwise related to or that would facilitate, any transaction described in subparagraph (1), (2) or (3) above; or

(5)     The adoption or approval of any amendment to the certificate or articles of incorporation of any Paramount Entity (or similar governing document of any Paramount Entity that is not a corporation, including any limited liability company agreement or partnership agreement) (any of (1) through (5) is referred to herein as a “Paramount Transaction”); or

(6)     The vote or consent of any shares of capital stock, other equity interests, or other securities of any Paramount Entity owned or held, directly or indirectly, by the Corporation or any direct or indirect subsidiary thereof, with respect to, or in connection with, a Paramount Transaction.”

Article IX of the Bylaws is to be deleted in its entirety and replaced with the following:

“In furtherance of and not in limitation of the powers conferred by statute, the board of directors of the Corporation from time to time may adopt, amend, alter, change or repeal the bylaws of the Corporation by the affirmative vote of all the directors then in office; provided, that any bylaws adopted, amended, altered, changed or repealed by the board of directors or the stockholders of the Corporation may be amended, altered, changed or repealed by the stockholders of the Corporation. Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation of the Corporation or these bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, the Amended and Restated Certificate of Incorporation or these bylaws), the affirmative vote of not less than a majority of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, repeal or adopt any bylaws of the Corporation.”

Article VIII, Section 3 of the Bylaws is to be deleted in its entirety and replaced with the following:

“Section 3. The Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state or federal court located within the State of

Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL, the Corporation’s Amended and Restated Certificate of Incorporation, or these Bylaws (as each may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of any provision or provisions of the Corporation’s Amended and Restated Certificate of Incorporation or these Bylaws (as each may be amended from time to time), or any amendment thereto or modification thereof, (v) any action or proceeding asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, or (vi) any action or proceeding to determine the result of any vote or action by written consent of stockholders. The Board of Directors may consent in writing to the selection of an alternative forum; provided, however, that any such consent shall require the affirmative vote of all the directors then in office.”